UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2005 (November 22, 2005)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On November 22, 2005, Christopher Calisi and Overland Storage, Inc. amended the terms of Mr. Calisi’s employment agreement and retention agreement, each dated March 12, 2001.  Mr. Calisi is Overland’s President and Chief Executive Officer.  Pursuant to the amendments, Mr. Calisi’s gross annual base salary is reduced from $500,000 to $395,000 effective as of November 15, 2005, except that solely for purposes of calculating severance payments under the employment agreement and retention agreement, Mr. Calisi’s salary will be deemed to be the greater of $500,000 or his then current salary as of the date of termination or a change of control, as applicable.  The reduction in salary will reduce the annual bonus for which Mr. Calisi is eligible under the employment agreement and the retention agreement, and will not constitute “good reason” to terminate the employment agreement or retention agreement.  The board of directors will have sole and absolute discretion to modify Mr. Calisi’s compensation going forward, including any increase in compensation, subject to the existing terms of the agreements.

The amendments to the employment agreement and retention agreement were made pursuant to a voluntary offer made by Mr. Calisi at a meeting of Overland’s board of directors on November 15, 2005.  Attached to this report as Exhibit 10.1 and incorporated herein by reference is a copy of the letter agreement between Mr. Calisi and Overland pursuant to which the employment agreement and retention agreement are modified.

Item 9.01.              Financial Statements and Exhibits.

(c)           Exhibits

10.1         Letter agreement with Mr. Calisi dated November 22, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: November 29, 2005		/s/ Vernon A. LoForti
	By:	Vernon A. LoForti
Vice President and CFO